                                                                       Exhibit 2


                           ASSET PURCHASE AGREEMENT

                                 BY AND AMONG

                            YOUNG & RUBICAM, INC.,

                             THE LEAP GROUP, INC.,

                        ONE WORLD COMMUNICATIONS, INC.

                                      AND

                           YAR COMMUNICATIONS, INC.


                        Dated as of September 30, 1998

                               TABLE OF CONTENTS

                                                                            Page

1.  SALE AND PURCHASE OF THE PURCHASED ASSETS................................
      1.1.  Purchased Assets.................................................  1
      1.2.  Excluded Assets..................................................  3
      1.3.  Purchase Price...................................................  4
      1.4.  Escrowed Funds; Net Tangible Asset Value.........................  4
      1.5.  Closing..........................................................  5
      1.6.  Closing Deliveries...............................................  6
      1.7.  Additional Closing Transactions of Sellers.......................  8
      1.8.  Third Party Consents.............................................  8

2.  ASSUMPTIONS OF LIABILITIES AND CONTRACTS.................................  9
      2.1.  Assumed Liabilities..............................................  9
      2.2.  Excluded Liabilities.............................................  9

3.  REPRESENTATIONS AND WARRANTIES OF THE SELLERS............................ 11
      3.1.  Organization and Good Standing................................... 11
      3.2.  Authority; No Conflict........................................... 11
      3.3.  Financial Statements............................................. 12
      3.4.  Books and Records................................................ 12
      3.5.  Title to Properties; Encumbrances................................ 12
      3.6.  Condition and Sufficiency of Assets.............................. 13
      3.7.  AT&T Account..................................................... 13
      3.8.  Work in Progress................................................. 13
      3.9.  No Undisclosed Liabilities....................................... 13
      3.10. Taxes............................................................ 14
      3.11. No Material Adverse Change....................................... 15
      3.12. Employee Benefits................................................ 16
      3.13. Compliance with Legal Requirements; Governmental Authorizations.. 18
      3.14. Legal Proceedings; Orders........................................ 19
      3.15. Absence of Certain Changes and Events............................ 21
      3.16. Contracts; No Defaults........................................... 21
      3.17. Insurance........................................................ 23
      3.18. Environmental Matters............................................ 23
      3.19. Employees........................................................ 24
      3.20. Labor Disputes; Compliance....................................... 25
      3.21. Intangible Property.............................................. 25
      3.22. Certain Payments................................................. 26
      3.23. Intentionally Omitted............................................ 26
      3.24. Disclosure....................................................... 26
      3.25. Relationships with Related Persons............................... 26
      3.26. Client Relationships............................................. 27
      3.27. Suppliers........................................................ 27

4.  REPRESENTATIONS AND WARRANTIES OF BUYER.................................. 27
     4.1.  Organization and Good Standing.................................... 27
     4.2.  Authority; No Conflict............................................ 27
     4.3.  Certain Proceedings............................................... 28

5.  ADDITIONAL AGREEMENTS.................................................... 28
     5.1.  Noncompetition and Nondisclosure.................................. 28
     5.2.  Allocation of Purchase Price...................................... 30
     5.3.  Change of Names................................................... 30
     5.4.  Agreements Regarding Employees After Closing...................... 30
     5.5.  Transfer Tax Compliance........................................... 31
     5.6.  Sales Tax Liability............................................... 31
     5.7.  Successor Employer................................................ 31
     5.8.  Non-Solicitation.................................................. 31

6.  INDEMNIFICATION; REMEDIES................................................ 31
     6.1.  Survival.......................................................... 31
     6.2.  Indemnification of Parent and Buyer............................... 32
     6.3.  Indemnification of the Sellers.................................... 33
     6.4.  Indemnification Procedure for Third Party Claims.................. 34
     6.5.  Escrowed Amount; Right of Set-Off................................. 36
     6.6.  Sole Remedy....................................................... 36
     6.7.  Treatment......................................................... 36

7.  CLOSING CONDITIONS....................................................... 36
     7.1.  Conditions to Each Party's Obligations to Effect the
           Contemplated Transactions......................................... 36
     7.2.  Conditions to the Obligations of Sellers to Effect the
           Contemplated Transactions......................................... 37
     7.3.  Conditions to the Obligations of Buyer and Parent to Effect
           the Contemplated Transactions..................................... 37
     7.4.  Certificates...................................................... 38

8.  DEFINITIONS.............................................................. 38
     8.1.  Definitions....................................................... 38

9.  GENERAL PROVISIONS....................................................... 42
     9.1.  Expenses.......................................................... 42
     9.2.  Notices........................................................... 42
     9.3.  Further Assurances................................................ 43
     9.4.  Waiver............................................................ 43
     9.5.  Entire Agreement and Modification................................. 43
     9.6.  Assignments, Successors, and No Third-Party Rights................ 43
     9.7.  Severability...................................................... 43
     9.8.  Section Headings, Construction.................................... 43
     9.9.  Governing Law..................................................... 44

      9.10. Counterparts..................................................... 44
      9.11. No Strict Construction........................................... 44
      9.12. Alternative Dispute Resolution................................... 44
      9.13. Publicity........................................................ 45
      9.14. Termination...................................................... 45

                           ASSET PURCHASE AGREEMENT

          This Asset Purchase Agreement (this "Agreement") dated as of September 30, 1998 by and among Young & Rubicam Inc., a Delaware corporation ("Buyer"), The Leap Group, Inc., a Delaware corporation ("Leap"), One World Communications, Inc., a Delaware corporation and wholly owned subsidiary of Leap (the "Company"), and YAR Communications, Inc., a Delaware corporation and wholly owned subsidiary of Leap ("YAR") (each of Leap, the Company and YAR also being referred to herein as a "Seller" and collectively as "Sellers").

          WHEREAS, upon the terms and subject to the conditions hereinafter set forth, the Sellers desire to sell to Buyer, and Buyer desires to purchase from the Sellers, substantially all of the right, title and interest of any of the Sellers in (x) the assets, properties and rights used in or necessary to the operation of the Company's business and (y) the AT&T Account (as defined in Section 8.1 hereof) (the right, title and interest of the Sellers in the Company's business, together with the AT&T Account being referred to herein as the "Business"), all for the consideration and assumption of certain liabilities and upon the terms set forth in this Agreement (the "Contemplated Transactions");

          WHEREAS, on or before the date hereof, Messrs. Smith, Gier, Sciarrotta and Lutterbach have each executed and delivered a letter addressed to Buyer expressing their support of the consummation of the Contemplated Transactions and agreeing, in the event the Contemplated Transactions are put to a vote of shareholders of Leap, to vote all of their respective shares of Leap in favor of the Contemplated Transactions (the "Management Letter"); and

          WHEREAS, on or before the date hereof, Buyer shall have received a letter addressed to Buyer from AT&T, expressing AT&T's support of the assignment of its contract with YAR to the Company, and the further assignment of such contract, as well as the AT&T contract with the Company, to Buyer upon consummation of the Contemplated Transactions (the "AT&T Letter").

          The parties, intending to be legally bound, agree as follows (capitalized terms that are not otherwise defined in the body of this Agreement being defined in Section 8.1 herein):

1.   SALE AND PURCHASE OF THE PURCHASED ASSETS.

          1.1. Purchased Assets. On the terms and subject to the conditions hereinafter set forth, at the Closing, the Sellers shall sell, convey, transfer, assign and deliver to Buyer, free and clear of all Encumbrances (except as disclosed in the Disclosure Letter), and Buyer shall purchase from the Sellers, all of their respective right, title and interest in and to all of the property and assets which are used in or arise out of the conduct of the Business or are considered to be assets of the Sellers in connection with the Business as of the Closing Date, located at the Company's offices specified in Section 1.1(c) below or as otherwise set forth below (collectively, the "Purchased Assets"), including, but not limited to, the following:

               (a) All fixed assets, fixtures, equipment, including computer hardware and software, machinery, tools, furnishings, furniture, artwork, office furniture and equipment, plans, specifications, leasehold improvements and other similar personal property used by the Company in the conduct of the Business (collectively, the "Tangible Personal Property");

               (b) All inventory of the Company, including without limitation, raw materials and finished goods (collectively, the "Inventory");

               (c) The two real estate leases under which the Company is a tenant, as follows:

                         315 Fifth Avenue, New York, New York 10016 (Floors 6,
                    7, 8, 9, 10 and 11); and
                    923 East 3rd Street, Suite 115, Los Angeles, CA 90013;

               (d) All pre-paid assets, pre-paid accounts and security deposits, uniforms, equipment, office, operating, factory, marketing and other supplies of the Company;

               (e) All of the right, title and interest of the Sellers in and to all Contracts with the Business (including all of YAR's right, title and interest in the AT&T Account, which right, title and interest will be assigned to the Company by YAR at or prior to the Closing pursuant to Section 1.7 herein), including, without limitation, those Contracts specifically disclosed in Part 3.16 of the Disclosure Letter, all of which are being assigned to and assumed by Buyer (each an "Assigned Contract" and collectively, "Assigned Contracts"), and including, without limitation, any agreements containing any restrictive covenants limiting the rights of third parties to compete with the Company or to solicit its employees and customers;

               (f) Any and all trademarks, trademark registrations and trademark applications, trade-names, logos, copyrights, patents and patent applications, patent and other licenses thereof, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice), know-how, trade secrets, lists of past and present customers, potential customers, recorded knowledge, business plans, performance standards, catalogues, research data, analyses and computer software and programs, sales data, sales and advertising materials, scheduling and service methods, sales and service manuals and all other proprietary, confidential and other similar information (in whatever form or medium) of the Company;

               (g) All of the Company's bank accounts and deposits with third parties, together with any unpaid interest accrued thereon from the respective obligors and any security or collateral therefore, including recoverable deposits (other than that certain account of the Company at Manufacturers Bank, as designated by Leap, into which the Purchase Price shall be paid at Closing);

               (h) All cash, cash equivalents, investments, accounts receivable (excluding any bonus not reflected in the Audited Net Tangible Asset Statement (as defined in Section 1.4 below) due to the Company or YAR for work performed by the Company or YAR prior to the Closing Date pursuant to an Assigned Contract, and excluding any accounts receivable that Buyer and Leap classify as bad debt), notes bonds or other evidence of Indebtedness of any Person held by the Company (other than that certain account of the Company at Manufacturers Bank, as designated by Leap, into which the Purchase Price shall be paid at Closing) in respect of the Business and all cash, accounts receivable (excluding any bonus not reflected in the Audited Net Tangible Asset Statement (as defined in Section 1.4 below) due to the Company or YAR for work performed by the Company or YAR prior to the Closing Date pursuant to an Assigned Contract, and excluding any accounts receivable that Buyer and Leap classify as bad debt), notes or other evidence of Indebtedness of any Person held by YAR or the Company in respect of the AT&T Account;

               (i) All records, files, documents and papers of the Company, and, only insofar as such records, files, documents and papers relate to the AT&T Account, of each of the Sellers, including but not limited to, financial statements, journals, ledgers, correspondence, customer records, employment records (for current Company employees only) and books of account and excluding all tax records, records maintained by the Sellers' accountants and attorneys and records relating to Excluded Assets (as defined in Section 1.2) and Excluded Liabilities (as defined in Section 3.2); it is expressly agreed that the Sellers shall be afforded, after the Closing, reasonable access to the records, files, etc., for valid purposes not inconsistent with this Agreement, at convenient times and places provided that use of this privilege is not abused or unreasonable;

               (j) All permits, franchises, licenses, approvals and authorizations by or of any Government Entities or other Persons required for the conduct of the Business or in connection with ownership of the Purchased Assets, to the extent that such are transferable;

               (k) All causes of action, claims, rights of recovery and set-off of every kind and character pertaining or relating to the Purchased Assets (excluding any accounts receivable that Buyer and Leap classify as bad debt), including all insurance, warranty and condemnation proceeds received after the Closing Date with respect to damage, destruction or loss of any Purchased Assets; and

               (l) All right, title and interest of any of the Sellers in the names "One World Communications" and "Kang & Lee", and all combinations and variations thereof, together with all goodwill associated therewith and with the Business.

          1.2. Excluded Assets. Notwithstanding the foregoing, the following assets of the Company shall be retained by the Company and are not included in the Purchased Assets and not sold or transferred to Buyer hereunder (the "Excluded Assets"):

               (a) The formal corporate records and corporate seal of the Company, including any records having exclusively to do with the corporate organization of the Company;

               (b) The Company's rights pursuant to or under this Agreement, including the payments made and to be made to the Company hereunder;

               (c) The tax records, tax returns and all related work papers of the Company;

               (d) Any bonus not reflected in the Audited Net Tangible Asset Statement (as defined in Section 1.4 below) due to the Company or YAR for work performed by the Company or YAR prior to the Closing Date pursuant to an Assigned Contract; and

               (e) Any accounts receivable that Buyer and Leap classify as bad debt.

          1.3.  Purchase Price.   The purchase price (the "Purchase Price") for
the Purchased Assets will be $6,800,000 payable to the Company in cash in accordance with this Agreement. At Closing, $5,300,000 will be paid by Buyer to the Company and $1,500,000 subject to the escrow provision of Sections 1.4 below.

          1.4. Escrowed Funds; Total Net Tangible Asset Value. Of the total Purchase Price to be delivered at the Closing to the Company by the Buyer, $1,500,000 shall be placed into an escrow account (the "Escrowed Amount") by Buyer pursuant to the terms of an escrow agreement to be entered into by the parties in the form attached hereto as Exhibit 1.4 (the "Escrow Agreement") and to be applied as follows:

               (a) As soon as practicable after the Closing, but in any event within 90 days following the Closing, Leap shall deliver to Buyer an audited statement (the "Audited Net Tangible Asset Statement") of the total tangible asset value of the Purchased Assets, minus any Assumed Liabilities (as defined in Section 2.1 below) as of the Closing Date ("Total Net Tangible Asset Value"), together with a report thereon of Arthur Andersen, independent accountants for the Company ("Company's Accountants"), to the effect that the Audited Net Tangible Asset Statement fairly presents the Total Net Tangible Asset Value of the Purchased Assets as of the Closing Date in accordance with generally accepted accounting principles consistently applied, it being understood that fees are recognized as revenue in the month earned. The cost of preparing the Audited Net Tangible Asset Statement and the report thereon shall be paid by Leap.

               (b) In the event that the Total Net Tangible Asset Value calculated in accordance with paragraphs (a) and (e) of this Section 1.4 is less than $800,000, the Purchase Price shall be reduced by the amount of such difference (the "Post Closing Adjustment") and Buyer and Leap shall instruct the escrow agent to pay the amount of the Post Closing Adjustment from the Escrowed Amount to Buyer with interest earned thereon (if any) from the Closing Date to the date of payment of the Post Closing Adjustment, and to pay the balance of the Escrowed Amount, if any, to the Company with interest earned thereon (if any) from the Closing Date to the date of payment. In the event that the Escrowed Amount is not sufficient to enable the Sellers to pay the full liability, if any, determined by reference to the Post Closing Adjustment to Buyer, the Sellers shall pay to Buyer within five business days of such determination the shortfall between the Escrowed Amount and the Post Closing Adjustment, with interest earned thereon (if any) from the Closing Date to the date of payment of such shortfall.

               (c) In the event that the Total Net Tangible Asset Value calculated in accordance with paragraphs (a) and (e) of this Section 1.4 is equal to or exceeds $800,000, (x) Buyer and Leap shall instruct the escrow agent to pay the entire Escrowed Amount, together with interest earned thereon (if any) to the Company, and (y) in addition to the release of the entire Escrowed Amount, Buyer shall pay to the Company the amount, if any, by which the Total Net Tangible Book Value so calculated exceeds $800,000, with interest earned thereon from the Closing Date to the date of payment.

               (d) From and after the Closing Date until the delivery of the Audited Net Tangible Asset Statement and thereafter during the period of any dispute referred to in paragraph (e) of this Section 1.4, Buyer shall provide Leap's representatives full access to the books, records, facilities and employees of the Business as then conducted by Buyer and shall cooperate fully with Leap's representatives, in each case to the extent required by Leap's representatives, in order to prepare the Audited Net Tangible Asset Statement and to investigate the basis for any dispute; provided, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with Buyer's operation of the Business. Employees of Buyer and its independent accountants shall be entitled access to Company's Accountants' work papers prepared in connection with the Audited Net Tangible Asset Statement, shall be entitled to participate in any physical inventory done in connection with the preparation of the Audited Net Tangible Asset Statement and shall be entitled at Buyer's expense to discuss such work papers with Company's Accountants.

                (e) Buyer may dispute any amounts reflected on or omitted from the Audited Net Tangible Asset Statement after such statement and the accompanying work papers of Company's Accountants are reviewed by Buyer, and at Buyer's election, by Price Waterhouse Coopers ("Buyer's Accountants"). Buyer may so dispute such amounts only if it shall deliver to Company's Accountants and Leap written notice (a "Dispute Notice") setting forth each disputed item, specifying the amount thereof in dispute and an explanation of the basis for such dispute, within 60 Calendar Days of Buyer's receipt of the Audited Net Tangible Asset Statement and copies of, or access to, the work papers of Company's Accountants. In the event of such a dispute, Buyer's Accountants and the Company's Accountants shall promptly attempt to resolve the dispute and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If Buyer's Accountants and Company's Accountants are unable to reach a resolution after good faith negotiation, the findings of Buyer's Accountants shall be conclusive and binding. Subject to the foregoing, the Audited Net Tangible Asset Statement delivered by Leap to Buyer shall be final, binding and conclusive on the parties hereto. If Sellers are entitled to receive a portion of the Escrowed Amount (as determined by reference to the Audited Net Tangible Asset Statement), then Buyer and Leap shall instruct the Escrow Agent to pay said undisputed amount to the Company while retaining the balance until the dispute is resolved.

          1.5. Closing. The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Buyer at 285 Madison Avenue, New York, New York at 10:00 a.m. (local time) on October 22, 1998, or such other place or date as the parties may otherwise agree.

          1.6. Closing Deliveries. At the Closing:

               (a) The Sellers shall deliver to Buyer ("Seller Closing Documents"):

                    (i) the Escrow Agreement, executed by each of the Sellers;

                    (ii) non-competition agreements, each in the form of Exhibit 1.6(a)(ii), executed by each of the Sellers (the "Noncompetition Agreements");

                    (iii) Bill of Sale in a form reasonably satisfactory to Buyer ;

                    (iv) duly executed instruments of assignment of the Assigned Contracts;

                    (v) duly executed instruments of assignment or transfer of the intellectual property referred to in Section 1.1(f);

                    (vi) UCC termination statements releasing all liens on the Company's assets held by any lender of any of the Sellers;

                    (vii) a Good Standing Certificate for the Company from all states in which the Company is authorized to do business;

                    (viii) copies of resolutions of the board of directors of Leap and the Company, certified by Leap's and the Company's corporate secretary, respectively, as having been duly adopted and being in current force and effect, authorizing the transactions and documents contemplated by this Agreement;

                    (ix) releases of all liens (and appropriate executed UCC termination statements) existing as of the Closing in respect of any assets of the Business, except as set forth in Section 3.5 of the Disclosure Letter;

                    (x) assignment of leases and estoppel certificates for the leases referenced in Section 1.1(c) hereof, in a form reasonably satisfactory to Buyer;

                    (xi) copy of each of the Company's and Leap's Articles of Incorporation and all amendments thereto (including an executed amendment to be filed upon the Closing changing the Company's name), certified by the Secretary of State of Delaware, and a copy of each of the Company's and Leap's By-laws, and all amendments thereto, certified by the Secretary of the Company and Leap, respectively;

                    (xii) Letters executed by each of Leap, the Company, Eliot Kang & Associates Inc. (formerly known as Kang & Lee Advertising, Inc.), Eliot Kang Enterprises Inc. (formerly known as K&L West Advertising, Inc.) and Eliot Kang, acknowledging that (1) each such Person has released the other from all payments, obligations or liabilities arising out of the Kang & Lee Asset Purchase Agreement and any documents entered into in connection therewith, including, without limitation, the Employment Agreement and Noncompetition Agreement entered into among Leap, Eliot Kang and the other parties named therein and each dated as of November 1, 1997, and (2) that Leap and Eliot Kang shall have amended the Stock Option Agreement, between Leap and Eliot Kang, dated November 11, 1997, in a manner reasonably satisfactory to Leap and Eliot Kang.

                    (xiii) (1) a legal opinion in a form reasonably satisfactory to Buyer issued to the Buyer by Morris, Nichols, Arsht & Tunnell ("Special Counsel") special Delaware counsel to the Sellers, which opinion shall include an opinion that consummation of the Contemplated Transactions do not require a vote of shareholders of Leap, (2) a legal opinion in a form reasonably satisfactory to Buyer issued to the Buyer by Katten, Muchin & Zavis, special counsel to the Sellers, (3) a waiver letter, executed by Leap, waiving any conflict in favor of Buyer which may arise out of Special Counsel's future representation of Buyer, including in connection with any action or proceeding arising out of the Contemplated Transactions, and (4) a legal opinion in a form reasonably satisfactory to Buyer issued to the Buyer by corporate counsel to the Sellers;

                    (xiv) all other such assignments and other instruments or documents (including certificate of title) as shall be necessary in the judgment of Buyer to evidence the sale, assignment, transfer and conveyance by the Company to Buyer of the Purchased Assets in accordance with the terms hereof (provided that Buyer agrees that the only necessary assignment of an Assigned Contract that shall be required for Closing is the assignments with respect to the AT&T Account), and

                    (xv) a Closing Statement in a form of reasonably satisfactory to Buyer.

               (b) Buyer shall deliver to the Sellers ("Buyer's Closing Documents"):

                    (i) bank cashier's checks or certified checks payable to the Company or wire transfers to accounts specified in writing by the Company (at least two days in advance), in an amount equal to $5,300,000 of the Purchase Price to be delivered at the Closing;

                    (ii) the Escrow Agreement attached hereto and made a part hereof as Exhibit 1.6(b)(ii), executed by Buyer;

                    (iii) bank cashier's check or certified check payable to the Escrow Agent or wire transfers to accounts specified in writing by the Escrow Agent (at least two days in advance) in an amount equal to $1,500,000;

                    (iv) a certified copy of resolutions adopted by Board of Directors authorizing execution of this Agreement and consummation of the Contemplated Transactions; and

                    (v) a legal opinion in the form of Exhibit 1.6(b)(v) issued to the Sellers by corporate counsel to the Buyer.

               (c) Buyer on the one hand, and the Company, Leap and YAR on the other hand, shall also deliver to the other party such other documents, instruments, certificates, and opinions as may be required by this Agreement or as otherwise necessary to consummate the Contemplated Transactions, including, without limitation, conveyance documents and assumption agreements.

          1.7. Additional Closing Transactions of Sellers.

               (a) At the Closing, Leap and Eliot Kang shall have executed an amendment to the Stock Option Agreement, dated November 11, 1997, between Leap and Eliot Kang, which amendment shall accelerate the vesting and exercisability of options to purchase common stock of Leap previously granted to Eliot Kang so that not less than one-half of all options granted to Eliot Kang are fully vested and exercisable as of the Closing Date.

               (b) At the Closing, Leap shall deliver duly executed instruments of release of Eliot Kang, Eliot Kang & Associates Inc. and/or Eliot Kang Enterprises Inc. from all liabilities, obligations and responsibilities arising out of the Kang & Lee Asset Purchase Agreement and any other documents entered into in connection therewith (other than the Stock Option Agreement referred to in 1.7(a) above), including without limitation, the Employment Agreement and Noncompetition Agreement, each dated as of November 1, 1997.

               (c) On or before the Closing, YAR shall assign to the Company, pursuant to duly executed instruments of assignment reasonably satisfactory to Buyer, all of YAR's right, title and interest in and to the AT&T Account in order for the Company to sell the AT&T Account to Buyer as part of the Purchased Assets at the Closing in accordance with this Agreement.

               (d) On or before the Closing, Leap and YAR shall transfer and assign to the Company all their respective right, title and interest, if any, in the names "One World Communications" and "Kang & Lee" and all combinations and variations thereof, pursuant to duly executed instruments of assignment reasonably satisfactory to Buyer, in order for the Company to transfer all of the right, title and interest in and to such names to Buyer as part of the Purchased Assets at the Closing in accordance with this Agreement.

          1.8. Third Party Consents. In the event that all required consents to the assignment by third parties for the Assigned Contracts of the Company are not received as of the Closing Date, and Buyer nonetheless elects to proceed with the Closing, and anything in this Agreement to the contrary notwithstanding, in the event an assignment or purported assignment to Buyer of any Assigned Contracts of the Company, or any claim, right or benefit arising thereunder or resulting therefrom, without the consent of other parties thereto, would constitute a breach thereof or would not result in Buyer receiving all of the rights of the Company thereunder, such Assigned Contract shall be deemed not to have been assigned by the Company to the Buyer; provided, however, (i) if requested by Buyer, the Company and Leap will use their best efforts to obtain any such consent and (ii) if such consent is not obtained and is required to effectively assign any Assigned Contract to Buyer, the Company and Leap will fully cooperate with Buyer in any reasonable arrangement to provide Buyer with the full claims, rights and benefits under any such Assigned Contract, including enforcement at the cost and for the benefit of Buyer of any and all rights of the Company, as the case may be, against a third party thereto arising out of the breach or cancellation by such third party or otherwise, and any amount received by the Company in respect thereof shall be held for and immediately paid over to Buyer.

2.  ASSUMPTIONS OF LIABILITIES AND CONTRACTS.

          2.1. Assumed Liabilities. As of the Closing Date, except as otherwise agreed to herein, Buyer will assume and thereafter pay and fully satisfy when due, (i) all liabilities and obligations under any Assigned Contract for which an assignment is delivered to Buyer (for work performed under said Assigned Contract on and after Closing Date), (ii) all other liabilities of the Company in connection with the Business which are disclosed in the Disclosure Letter and which Buyer specifically agrees to assume, (iii) all bonuses, if any, reflected in the Audited Net Tangible Asset Statement in respect of 1998 due to employees of the Company, even if based upon work performed prior to the Closing Date, and
(iv) all accrued vacation reflected in the Audited Net Tangible Asset Statement due to employees of the Company (all such liabilities and obligations to be assumed by Buyer hereunder shall be referred to herein as the "Assumed Liabilities"); provided, however, in no event will Buyer's assumption of the Assumed Liabilities, in any manner, limit, waive or restrict Buyer's right to indemnification by the Company and Leap pursuant to Section 6.2 below; it being the understanding and acknowledgment of the parties that Buyer is relying solely on the disclosures set forth in the Disclosure Letter to determine the liabilities and obligations of the Company that are being assumed hereunder.

          2.2. Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement or any agreement, document, certificate or instrument being delivered pursuant to this Agreement (collectively, the "Transaction Documents"), and regardless of whether such debt, liability or obligation is disclosed in this Agreement, in any of the Transaction Documents, in the Disclosure Letter or on any Schedule or Exhibit hereto or thereto, Buyer shall not assume or agree to pay, perform or discharge or in any manner be responsible for any Excluded Liabilities. As used herein, the term "Excluded Liabilities" means:

                    (i) all liabilities and obligations of the Company or Leap arising under the Kang & Lee Asset Purchase Agreement whether arising prior to or after the Closing Date as well as any liability or obligation to any employee of the Company with respect to any equity ownership interest in the Company, Leap or any other entity;

                    (ii) all liabilities and obligations of any of the Sellers now or hereafter arising from or with respect to the termination by any of the Sellers of the employment or other relationship of or with any current or future employees, consultants or independent contractors of such Seller or any of its affiliates, any other claims brought against any of the Sellers arising from such Seller's employment or engagement of any person, any existing or future employee benefit plans of any of the Sellers or their respective affiliates, whether or not under ERISA, any future obligations or liabilities of any of the Sellers or their respective affiliates to existing or future employees of such Seller or its affiliates under COBRA or WARN (including to any such employees who became employees of Buyer or its affiliates as contemplated by this Agreement or otherwise) and any severance pay obligations of any of the Sellers or their respective affiliates;

                    (iii) any liability or obligation of the Sellers arising out of or in connection with the negotiation and preparation of this Agreement and consummation and performance of the transactions contemplated hereby, including without limitation, legal and accounting fees (including those associated with the preparation of the audited financial statements referred to in Section 3.3), brokerage commissions, finder's fees or similar fees or commissions, and income or other Tax liability so arising;

                    (iv) any liability or obligation of the Sellers arising from the failure of any of the Sellers to perform or discharge any of its agreements contained herein;

                    (v) any obligation of the Sellers for Taxes (except as otherwise specifically provided for in Section 5.8);

                    (vi) any liability or obligation of the Sellers incurred by or accruing to any of the Sellers prior to the Closing Date including work performed under the Assigned Contracts prior to the Closing Date, except as otherwise agreed hereunder;

                    (vii) accounts payable of the Sellers and liabilities incurred by the Sellers in the Ordinary Course of Business, except as otherwise agreed hereunder;

                    (viii) any liability or obligation to the extent relating to an Excluded Asset;

                    (ix) any liabilities or obligations in respect of any directors' and officers' liability insurance policy for the Company or Leap (including, without limitation, any obligation or liability in respect of any deductible thereunder) or in respect of any by-law or charter provision of the Company or Leap providing indemnification for officers, directors or others;

                    (x) any liability or obligation arising out of or relating to any Scheduled Plans (as defined in Section 3.12), including, without limitation, any liability arising under Title IV of ERISA (as defined in Section 8.1);

                    (xi) any liability or obligation to or in respect of any employment or consulting agreements with employees or independent contractors of any of the Sellers;

                    (xii) any claims, judgments, causes of action, liabilities, losses, damages, deficiencies, costs or expenses (including, without limitation, the fees and expenses of counsel) resulting from or arising directly or indirectly out of any actual or alleged act, error or omission of any of the Sellers or any of their respective brokers, agents, employees, independent contractors or representatives prior to the Closing (including any Legal Proceeding instituted by any Governmental Body); and

                    (xiii) any liability or obligation under any Contract to pay any amounts to any Person in respect of a Change in Control.

3.   REPRESENTATIONS AND WARRANTIES OF THE SELLERS.

          The Sellers, jointly and severally, represent and warrant to Buyer as follows:

          3.1.  Organization and Good Standing.

               (a) Each of the Company, YAR and Leap is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted, to own, hold under lease, or otherwise possess or use the properties and assets that it purports to own, hold under lease, or otherwise possess or use, and to perform all its obligations under the contracts to which it is a party or by which it is bound. Part 3.1(a) of the Disclosure Letter sets forth all other jurisdictions in which the Company is authorized to do business.

               (b) The Company has delivered to Buyer copies of the Organizational Documents of the Company, as currently in effect.

               (c) Part 3.1(c) of the Disclosure Letter contains a complete and accurate list of the directors and officers of the Company.

          3.2.  Authority; No Conflict.

               (a) All corporate and stockholder acts and other proceedings required to be taken by each of the Sellers to authorize the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions have been duly and properly taken. This Agreement constitutes, and the Escrow Agreement, the Bill of Sale and executed instruments of assignment of the Assigned Contracts and the AT&T Account and the Noncompetition Agreements at the Closing will constitute, the legal, valid, and binding obligation of the Sellers to which each is a party, enforceable against each of them in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting creditor's rights generally and by general equitable principles (whether considered in a proceeding at equity or at law) and implied covenants of good faith and fair dealing. The Sellers have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and Seller's Closing Documents and to perform their respective obligations under this Agreement and Seller's Closing Documents. The Stockholders of Leap are not required to vote in favor of the Contemplated Transactions, in order for Leap or any of the Sellers to fulfill their respective obligations hereunder or in connection with the Contemplated Transactions.

               (b) Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement or any other documents executed by any of the Sellers in connection herewith, nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly:

                    (i) contravene, conflict with, or result in (with or without notice or lapse of time) a violation or breach of (A) any provision of the Organizational Documents of the Sellers, (B) any resolution adopted by the respective boards of directors or the shareholders of the Sellers, (C) any Legal Requirement or any Order to which the Sellers, or any of the assets owned or used by them, may be subject, or give any Governmental Body or other Person the right (with or without notice or lapse of time) to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any such Legal Requirement or Order; (D) any of the terms or requirements of, or give any Governmental Body the right (with or without notice or lapse of time) to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Sellers or that otherwise relates to the business of, or any of the assets owned or used by the Sellers, or (E) any provision of, or give any Person the right (with or without notice or lapse of time) to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract;

                    (ii) cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other Governmental Body;

                    (iii) result in (with or without notice or lapse of time) the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Sellers; or

                    (iv) require the giving of any notice or obtaining of any consent of any Person.

          3.3. Financial Statements. Part 3.3 of the Disclosure Letter sets forth: the unaudited financial statements of the Company as of and for the fiscal year ended January 31, 1998, and for the period February 1, 1998 to July 31, 1998 (the unaudited balance sheet at July 31, 1998 shall be referred to herein as the "Balance Sheet") (collectively, the "Current Financial Statements"). Company and Leap warrant and represent that the Current Financial Statements are materially correct, complete and fairly present the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the period referred to therein, all in accordance with GAAP.

          3.4. Books and Records. The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Buyer, are complete and correct. At the Closing, all of those books and records will be in the possession of the Company. All of the issued and outstanding shares of capital stock of the Company are held solely by Leap.

          3.5. Title to Properties; Encumbrances. The Company does not own any real property. Part 3.5 of the Disclosure Letter contains a complete and accurate list of all leaseholds or other interests in real property currently or previously owned by the Company. The Company has good and valid title to all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) reflected as owned in the books and records of the Company, including the Purchased Assets, the Intangible Property, all of the properties and assets reflected in the Balance Sheet (except for personal property sold since the date of the Balance Sheet in the Ordinary Course of Business) and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Balance Sheet (except for supplies, inventory, and personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business). Except as set forth in Part 3.5 of the Disclosure Letter, all properties and assets owned by the Company are free and clear of all Encumbrances.

          3.6. Condition and Sufficiency of Assets. Except for the Excluded Assets, the Purchased Assets constitute all of the property and assets of the Company, other than assets sold or disposed in the Ordinary Course of Business. All such assets are sold to Buyer in normal operating condition (any claim to the contrary must be asserted by Buyer within 180 days after the Closing or else will be deemed to be waived). The Company has the right to convey, and upon consummation of the transactions which are the subject of this Agreement, Buyer will be vested with good and valid title to the Purchased Assets or enforceable leasehold interests in or valid rights under contract to use the Purchased Assets (subject to receipt of any required third party consents, the obtaining of all of such consents as of Closing having been waived by Buyer), free and clear of all Encumbrances, except as set forth in Part 3.6 of the Disclosure Letter. The equipment and other tangible personal property used by the Company in the conduct of its business, and to the knowledge of the Company and Leap (without inquiry), the heating, ventilation, mechanical, electrical, sewer, sprinkler and air-conditioning systems at the facilities leased by the Company which leases are set forth in Part 3.16 of the Disclosure Letter, are in good operating condition and repair, are adequate in all material respects for the uses to which they are being put, and are not in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are immaterial in amount. Except as set forth in Part 3.6 of the Disclosure Letter, the Purchased Assets are sufficient for Buyer to effect the continued conduct of Business after the Closing in substantially the same manner as conducted prior to the Closing.

          3.7. AT&T Account. Other than the services provided by the Company and YAR to AT&T under the terms of the AT&T Account, neither Leap, YAR nor the Company provide any multi-cultural marketing and communications services to AT&T.

          3.8. Work in Progress. All work-in-progress of the Company existing as of the Closing, whether or not reflected in the Balance Sheet, shall become the property of Buyer and shall be performed, billed and collected by Buyer after the Closing. Buyer shall be entitled to receive all profits and shall suffer all losses derived from the work-inprogress, less the reasonable charges for goods and services provided by the Company prior to the Closing Date to perform any such work-in-progress.

          3.9. No Undisclosed Liabilities. Except as set forth in Part 3.9 of the Disclosure Letter, the Company has no liabilities or obligations of any kind or nature (whether absolute, accrued, contingent, or otherwise) after the Closing in connection with the transactions contemplated hereunder, other than
(i) liabilities or obligations reflected or reserved against in the Balance Sheet, (ii) current liabilities for trade payables incurred in the Ordinary Course of Business since the date of the Balance Sheet and (iii) obligations under executory contracts that are set forth in the Disclosure Letter or that are not required to be so set forth which are to be performed after the date hereof in the Ordinary Course of Business, none of which liabilities or obligations with respect to (i), (ii) and (iii) above result directly or indirectly from a breach of contract (other than failure to obtain consents for the Assigned Contracts), breach of warranty, tort, infringement or lawsuit.

          3.10.  Taxes.

               (a) For the purposes of this Agreement, "Tax" or "Taxes" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

               (b) The Company has timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to Taxes required to be filed by the Company. With respect to all Taxes imposed on the Company for which the Company is or could be liable, whether to taxing authorities or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable laws and agreements have been fully complied with, and all such Taxes required to be paid by the Company to taxing authorities or others on or before the date hereof have been paid.

               (c) The Company as of the Closing Date will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

               (d) The Company has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company. The Company has not executed or requested any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

               (e) Neither the Company nor Leap has been notified of any request for an audit or other examination from the IRS. The Sellers will indemnify and hold Buyer harmless as provided in Section 6.2 hereof from any adverse action taken by the IRS as a result any audit in respect of any period prior to Closing.

               (f) The Company has no liability for unpaid federal, state, local or foreign Taxes which have not been accrued for or reserved on the Balance Sheet, whether asserted or unasserted, contingent or otherwise. There are no liens for Taxes on the assets of the Company other than Taxes not yet due and payable.

               (g) None of the Company's assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

               (h) There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible to the Company pursuant to Sections 280G, 404 or 162 of the Code.

               (i)  The Company has not filed any consent agreement under
Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

               (j) The Company is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

               (k) The Company is not a party to or bound by any tax indemnity, tax sharing or tax allocation agreements.

               (l)  (Reserved)

               (m) None of the assets of the Company is property that the Company is required to treat as being owned by any other person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code.

               (n) None of the assets of the Company directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

               (o) The Company has not agreed to make nor is it required to make before the Closing Date any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

               (p) The Company has not participated in and will not participate in an international boycott within the meaning of Section 999 of the Code.

               (q) The Company does not have and has never had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

               (r) Except as set forth in Part 3.10(r) of the Disclosure Letter, the Company is not a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

               (s) Since its formation, the Company has been a valid "C" corporation under the Internal Revenue Code.

          3.11. No Material Adverse Change. Except as set forth in Part 3.11 of the Disclosure Letter, since November 1, 1997, there has not been any material adverse change in the business, operations, properties, assets, the client relations of the Company or condition of the Company or any event, condition, or contingency that, to the knowledge of the Sellers, is likely to result in such a material adverse change, and to the knowledge of the Sellers, no such material adverse change is likely to occur as a result of the consummation of the Contemplated Transactions.

          3.12.  Employee Benefits.

               (a) The Sellers acknowledges that Buyer is not adopting any employee benefit plan or any other similarly described plan of Company, Leap or YAR, and except as is listed in Part 3.12(a) of the Disclosure Letter or as could not result in the Buyer having any material liability, none of the Sellers nor any current or former Plan Affiliate of any of the Sellers has at any time maintained, sponsored, adopted, made contributions to, obligated itself or had any liability with respect to: any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA); any "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA); any collective bargaining agreement, personnel policy (including vacation time (other than any accrued vacation pay specifically assumed by Buyer), holiday pay, service awards, bonus programs (other than any employee bonus payments in respect of 1998 specifically assumed by Buyer), moving expense reimbursement programs and sick leave) or material fringe benefit; any severance agreement or plan or any medical, life or disability benefit; any excess benefit plan, bonus or incentive plan (including stock options, restricted stock, stock bonus or deferred bonus plans), top hat plan or deferred compensation plan, salary reduction agreement, change-of-control agreement, employment agreement, consulting agreement; or any other benefit plan, policy, program, arrangement, agreement or contract, with respect to any employee, former employee, director, independent contractor, or any beneficiary or dependent thereof (all such plans, policies, programs, arrangements, agreements and contracts, including but not limited to those that are set forth in Part 3.12(a) of the Disclosure Letter, are referred to in this Agreement as "Scheduled Plans"). Neither the Company, YAR nor Leap provides its employees with a "matching" grant with respect to any of the Scheduled Plans.

               (b) The Company has delivered to Buyer a complete and accurate copy, as of the Closing, of each written Scheduled Plan, together with a copy of financial statements, actuarial reports and Form 5500 Annual Reports (including required schedules), if any, for the three (3) most recent plan years, the most recent IRS determination letter or IRS recognition of exemption; any other letter, ruling or notice issued by any Governmental Authority with respect to each such plan which may result in material liability, a copy of each trust agreement, insurance contract or other funding vehicle, if any, with respect to each such plan, the most recent PBGC Form 1 with respect to each such plan, if any, the current summary plan description or summary of material modifications with respect to each such plan, and a copy or description of each other general explanation or written or oral communication which describes any material term of any such plan that has not previously been disclosed to Buyer pursuant to this Section or as could not result in a liability to the Buyer.

               (c) Each Scheduled Plan (i) has been and currently complies in form and in operation in all material respects with the applicable requirements of ERISA and the Code, and any other Legal Requirements; (ii) has been and is operated and administered in material compliance with its terms (except as otherwise required by law); and (iii) where appropriate, has received a favorable determination letter or recognition of exemption from the Internal Revenue Service.

               (d) With respect to each Scheduled Plan, there are no claims or other Proceedings pending or threatened with respect to the assets thereof (other than routine claims for benefits), and to the Leap's knowledge, there are no facts which could reasonably be expected to give rise to any liability, claim or other Proceeding against any Scheduled Plan, any fiduciary or plan administrator or other person dealing with any Scheduled Plan or the assets of any such plan.

               (e) With respect to each Company Employee Benefit Plan, to the Leap's knowledge no person: (i) has entered into any "prohibited transaction," as such term is defined in ERISA or the Code; (ii) has breached a fiduciary obligation or violated Sections 402, 403, 405, 503, 510 or 511 of ERISA; or
(iii) has any liability for any failure to act or comply in connection with the administration or investment of the assets of such plans, or (iv) engaged in any transaction or otherwise acted with respect to such plans in such a manner which could subject Buyer, or any fiduciary or plan administrator or any other person dealing with any such plan, to liability under Sections 409 or 502 of ERISA or Sections 4972 or 4976 through 4980B of the Code.

               (f) Neither the Company nor any current or former Company Plan Affiliate has at any time participated in, made contributions to or had any other liability with respect to any Scheduled Plan which is a "multi-employer plan" as defined in Section 4001 of ERISA, a "multi-employer plan" within the meaning of Section 3(37) of ERISA, a "multiple employer plan" within the meaning of Section 413(c) of the Code or a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA.

               (g) Except as set forth in Part 3.12(a) of the Disclosure Letter, neither the Company nor any current or former Company Plan Affiliate has at any time maintained, contributed to or obligated itself or otherwise had any liability with respect to any funded or unfunded employee welfare plan, whether or not terminated, which provides medical, health, life insurance or other welfare type benefits for current or future retirees or current or future former employees, their spouses or dependents or any other persons (except for limited continued medical benefit coverage for former employees, their spouses and other dependents as required to be provided under Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and the accompanying proposed regulations or state continuation coverage laws ("COBRA")).

               (h) No Scheduled Plan has incurred an "accumulated funding deficiency" as such term is defined in Section 302 of ERISA or Section 412 of the Code, whether or not waived, or has posted or is required to provide security under Code Section 401(a)(29) or Section 307 of ERISA; no event has occurred which has or could result in the imposition of a lien under Code
Section 412 or Section 302 of ERISA, nor has any liability to the Pension Benefit Guaranty Corporation (the "PBGC") (except for payment of premiums) been incurred or reportable event within the meaning of Section 4043 of ERISA occurred with respect to any such plan; and the PBGC has not threatened or taken steps to institute the termination of any such plan.

               (i) Upon information and belief, the requirements of COBRA have been satisfied in all material respects with respect to each Scheduled Plan.

               (j) All contributions, payments, premiums, expenses, reimbursements or accruals for all periods ending prior to or as of the Closing for each Scheduled Plan (including periods from the first day of the then current plan year to the Closing) shall have been made or accrued on the Company financial statements, and each such plan otherwise neither has nor could have any unfunded liability which is not reflected on the Company financial statements which are required to be recorded in accordance with GAAP. Any contribution made or accrued with respect to any Scheduled Plan is fully deductible by the Company.

               (k) Upon the termination of any plan subject to Title IV of ERISA, the Company would not have any liability under Title IV of ERISA.

               (l) Except as disclosed in Part 3.12(l) of the Disclosure Letter or as specifically provided for in this Agreement, the consummation of the transactions contemplated hereunder, either alone or in combination with another, will not (i) entitle any employee or former employee of the Company to any payment, (ii) increase the amount of compensation, stock incentive or other benefit, or (iii) result in any "parachute payment" under section 280G of the Code, whether or not such payment is considered to be reasonable compensation for services rendered.

               (m) As used in this Agreement, with respect to any person ("First Person") the term "Plan Affiliate" shall mean any other person or entity with whom the First Person constitutes or has constituted all or part of a controlled group, or which would be treated or has been treated with the First Person as under common control or whose employees would be treated or have been treated as employed by the First Person, under Section 414 of the Code and any regulations, administrative rulings and case law interpreting the foregoing.

          3.13.  Compliance with Legal Requirements; Governmental
Authorizations.

               (a) Except as set forth in Part 3.13(a) of the Disclosure Letter and to the best of the Sellers' knowledge:

                    (i) the Company is, and at all times has been, in compliance in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                    (ii) no event has occurred or, to the knowledge of the Sellers, circumstance exists that would reasonably be expected to constitute or result in (with or without notice or lapse of time) a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement; and

                    (iii) the Company has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding, and the Sellers are not aware of, any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

               (b) Part 3.13(b) of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the Business, or to any of the assets owned or used by the Company. Each Governmental Authorization listed or required to be listed in
Part 3.13(b) of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 3.13(b) of the Disclosure Letter:

                    (i) the Company is, and at all times has been, in compliance in all material respects with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.13(b) of the Disclosure Letter;

                    (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.13(b) of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.13(b) of the Disclosure Letter;

                    (iii) the Sellers have not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

                    (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in
Part 3.13(b) of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in Part 3.13(b) of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its business in the manner they currently conduct and operate such businesses and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.

          3.14. Legal Proceedings; Orders.

               (a) Except as set forth in Part 3.14 of the Disclosure Letter, there is no pending Proceeding:

                    (i) that has been commenced by or against any of the Sellers (relating to the Business) or that otherwise relates to or may affect the Business, or any of the assets owned or used by the Company; or

                    (ii) that has been commenced by or against any of the Sellers that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the knowledge of the Sellers, (1) no such Proceeding has been Threatened, and
(2) no event has occurred or circumstance exists that may give rise to or serve as a reasonable basis for the commencement of any such Proceeding. The Company has delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.14 of the Disclosure Letter. The Proceedings listed in Part 3.14 of the Disclosure Letter will not interfere in any material respect with, or result in costs, expenses or damages exceeding $10,000, in the aggregate to, the Business, operations, assets, condition, or prospects of the Company. Also listed in Part 3.14 of the Disclosure Letter are all Proceedings commenced or, to the knowledge of the Sellers, threatened by or against the Company since November 1, 1997, and a description of the outcome thereof.

               (b)  Except as set forth in Part 3.14 of the Disclosure Letter:

                    (i) there is no Order to which the Company, or any of the assets owned or used by the Company, is subject;

                    (ii) no shareholder of the Company is subject to any Order that relates to the business of, or any of the assets owned or used by the Company; and

                    (iii) no officer, director, or to the knowledge of the Sellers, no agent, or employee of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

               (c)  Except as set forth in Part 3.14 of the Disclosure Letter:

                    (i) the Company is, and at all times has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

                    (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is subject; and

                    (iii) the Sellers have not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject.

          3.15.  Absence of Certain Changes and Events.  Except as set forth in
Part 3.15 of the Disclosure Letter, since November 1, 1997, the Company has conducted its business only in the Ordinary Course of Business.

          3.16.  Contracts; No Defaults.

               (a) Part 3.16 of the Disclosure Letter contains a complete and accurate list of all Applicable Contracts described in (i) through (xiv) below. In addition, the Company has delivered to Buyer true and complete copies (or forms thereof, where form agreements are used; provided that any and all deviations or changes to the forms in any individual case are described in Part
3.16 of the Disclosure Letter), of all Applicable Contracts described in (i) through (xiv) below.

                    (i) each Contract that involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of $10,000;

                    (ii) each Contract relating to the borrowing of money, the guaranty of another Person's borrowing of money, or the creation of an Encumbrance on the assets of the Company;

                    (iii) each Contract not in the Ordinary Course of Business involving expenditures or receipts of the Company in excess of $10,000 or providing for an express undertaking by the Company to be responsible for consequential damages;

                    (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real property or personal property with a remaining commitment of $10,000, in any one case;

                    (v) each licensing agreement (regardless of whether the Company is licensor or licensee), maintenance or support agreement, escrow agreement, or other Contract with respect to the use of any Intangible Property, including agreements with current or former employees, consultants, and contractors regarding the development, appropriation or the non-disclosure of any Intangible Property of the Company;

                    (vi) each Contract with employees, officers, and directors, and Contracts with any labor union or other employee representative of a group of employees relating to wages, hours, and other conditions of employment, and each agreement providing for the Company to indemnify any Person;

                    (vii) each Contract of which any of the Sellers has knowledge and to which any employee, consultant, or contractor of the Company is bound that in any manner purports to (A) restrict such employee's, consultant's, or contractor's freedom to engage in any line of business or activity or to compete with any other Person, or (B) assign to any other

Person such employee's, consultant's, or contractor's rights to any copyright, software, invention, improvement, or discovery;

                    (viii) each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

                    (ix) each Contract containing covenants that in any way purport to restrict the Company's business activity or limit the freedom of the Company to engage in any line of business to provide services to any Person or to compete with any Person;

                    (x) each Contract providing for payments to or by any Person based on sales, purchases, or profits, including distribution, reseller and sales representative agreements, other than direct payments for goods by end users of Company products;

                    (xi) each power of attorney that is currently effective and outstanding;

                    (xii) each Contract for capital expenditures in excess of $10,000;

                    (xiii) each written warranty, guaranty, and/or other similar undertaking with respect to contractual performance extended by the Company; and

                    (xiv) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

The parties agree that (i) commitments to media and production expenses which are fully reimbursable from clients and (ii) estimates or purchase orders given in the Ordinary Course Of Business relating to the execution of projects, do not have to be set forth on Part 3.16 of the Disclosure Letter.

               (b) Except as set forth in Part 3.16 or Part 3.2 of the Disclosure Letter, all of the Contracts listed or required to be listed in Part
3.16 of the Disclosure Letter are in full force and effect and are valid and enforceable in accordance with their terms, and no event has occurred or circumstance exists that would give the Company, or to the knowledge of the Sellers, or any other Person the right (with or without notice or lapse of time) to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to commence an audit, cancel, terminate, modify, any such Contract. Without giving effect to this Agreement and the transactions contemplated hereby, immediately preceding the Closing, none of the Sellers has caused a default to occur under any Contract material to the Business.

               (c) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate amounts of $10,000 or more, paid or payable to the Company under current or completed Contracts with any Person, and no such Person has made written demand for such renegotiation.

               (d) In accordance with Article 2 of this Agreement, all of the above listed and disclosed contracts and agreements will be assigned to Buyer. In obtaining such assignments, the parties shall attempt, whenever possible, to secure the complete release and discharge of the Sellers from the party accepting the assignment, except as specifically provided in Section 2.2 (i) herein.

          3.17. Insurance. Part 3.17 of the Disclosure Letter contains a complete and accurate list of all insurance policies (including "self-insurance" programs) now maintained by the Company (the "Insurance Policies") and all general liability policies maintained by the Company since November 1, 1997 with respect to the Company's business or assets and all claims (other than usual and customary claims for health care benefits) made under any such current or prior insurance policies. The Insurance Policies are in full force and effect, the Company is not in default under any Insurance Policy, and no claim for coverage under any Insurance Policy has been denied. The Company covenants and agrees that all of the Insurance Policies will be maintained by the Company in full force and effect through and including the Closing Date. To the knowledge of the Company and Leap, the Insurance Policies are reasonably prudent and adequate for the operation of the Business.

          3.18.  Environmental Matters.

               (a) The Company has never generated, transported, treated, stored, disposed of or otherwise handled any Hazardous Materials (as defined below) at any site, location or facility in connection with its business, its assets or its leased premises ("Leased Premises") and no such Hazardous Materials are present on, in or under the Leased Premises used in connection with the operation of the Company's business, and to the knowledge of the Sellers, such property does not contain (including without limitation, containment by means of any underground storage tank) any Hazardous Materials in violation of any applicable Environmental and Safety Requirement (as defined below). To the knowledge of the Leap and the Company, there are no underground storage tanks on the Leased Premises.

               (b) The Company (i) is in compliance, in all material respects, with all applicable Environmental and Safety Requirements, and (ii) except as set forth on Part 3.13 (a) of the Disclosure Letter, possesses all required permits, licenses, certifications and approvals and has filed all notices or applications required thereby or pertaining thereto which are material to the operation of the Business.

               (c) Except as set forth in Part 3.13(c) of the Disclosure Letter, neither Leap nor the Company has ever been subject to, or received any notice (written or oral) of, any private, administrative or judicial inquiry, investigation, order or action, or any notice (written or oral) of any intended or threatened private, administrative, or judicial inquiry, investigation, order or action relating to the presence or alleged presence of Hazardous Materials in, under or upon the Leased Premises, and, to the knowledge of Leap and the Company, there is no reasonable basis for any such inquiry, investigation, order, action or notice; and there are no pending or, to the knowledge of Leap and the Company, threatened investigations, actions, orders or proceedings (or notices of potential investigations, actions, orders or proceedings) from any governmental agency or any other entity regarding any matter relating to Environmental and Safety Requirements.

               (d) To the knowledge of the Company and Leap, no facts, events or conditions with respect to the past or present operations or facilities of the Company exist which could reasonably be expected to interfere with or prevent continued compliance with, or could give rise to any common law or statutory liability or otherwise form the basis of any claim, action, suit, proceedings, hearing or investigation against or involving the Company, its assets or properties or the Leased Premises under any Environmental and Safety Requirement or related common law theories based on any such fact, event or circumstance, including, without limitation, liability for investigation costs, cleanup costs, personal injury or property damage.

               (e) For purposes of this Agreement, "Environmental and Safety Requirements" means all federal, state and local statutes, laws, rules, regulations, codes, ordinances, orders, standards, permits, licenses, actions, policies and requirements (including consent decrees, judicial decisions and administrative orders) relating to protection, preservation or conservation of the environment and public or worker health and safety, all as amended, hereafter amended or re-authorized. For purposes of this Agreement, "Hazardous Materials" means (i) hazardous substances, as defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq.;
(ii) hazardous wastes as defined by the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq.; (iii) petroleum, including without limitation, crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute);
(iv) any radioactive material, including, without limitation, any source, special nuclear, or by-product material as defined in 42 U.S.C. 2011 et seq.;
(v) asbestos in any form or condition; (vi) polychlorinated biphenyls; and (vii) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental and Safety Requirements.

          3.19. Employees. Part 3.19 of the Disclosure Letter contains a complete and accurate list of the following information for each employee of the Company, including each employee on leave of absence or layoff status: name; job title; current compensation paid or payable (and any change in compensation since November 1, 1997 for employees with an annual salary in excess of $50,000); vacation accrued; and service credited for purposes of vesting and eligibility to participate under YAR's 401(k) Plan and Leap's Employee Stock Purchase Plan, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Scheduled Plans, or any other employee benefit plan. To the knowledge of Leap and the Company (without inquiry), no former or current employee or current or former officer or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee or officer or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affected, affects, or will affect (i) the performance of his duties as an employee or officer or director of the Company or the Buyer, or (ii) the ability of the Company or the Buyer to conduct its business including any Proprietary Rights Agreement with the Company by any such employee or director. None of the Sellers has any reason to believe (without inquiry) that any director, officer, or other employee of the Company intends to terminate his or her employment with the Company (or refuse employment with the Buyer, as the case may be), as a result of the Contemplated Transaction or otherwise.

          3.20. Labor Disputes; Compliance. Except as set forth in Part 3.20 of the Disclosure Letter, the Company has never been a party to any collective bargaining or other labor Contract. There has never been, there is not presently pending or existing, and to the knowledge of Leap and the Company, there is not threatened, any strike, slowdown, picketing, work stoppage, labor arbitration, or proceeding in respect of the grievance of any employee, application or complaint filed by an employee or union with the National Labor Relations Board or any comparable Governmental Body, organizational activity, or other labor dispute against or affecting the Company (including without limitation the Screen Actors Guild or AFTRA), and no application for certification of a collective bargaining agent is pending or, to the knowledge of Leap and the Company, is threatened. No event has occurred or, to the knowledge of Leap and the Company, circumstance exists that could provide any reasonable basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company, and no such action is contemplated by the Company. The Company has complied in all material respects with all Legal Requirements, and except as set forth in Part 3.20 of the Disclosure Letter, there is no allegation, charge or complaint or Proceeding pending or, to the knowledge of Leap and the Company (without inquiry), threatened against the Company or any of its officers, directors or employees, relating to employment, equal employment opportunity, discrimination, harassment, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing, and neither Leap nor the Company has knowledge of any reasonable basis for any such allegation, charge, complaint, or Proceeding.

          3.21.  Intangible Property.

               (a) Part 3.21(a) of the Disclosure Letter sets forth a true, correct and complete list of each patent, trademark, trade name, service mark, brand mark, brand name, industrial design and copyright owned or used in business by the Company (except for "off the shelf" computer software licenses purchased at retail by the Company), as well as all registrations thereof and pending applications therefor, and each license or other contract relating thereto (collectively with any other intellectual property owned or used in the business by the Company, and all of the goodwill associated therewith, the "Intangible Property") and indicates, with respect to each item of Intangible Property listed thereon, the owner thereof and, if applicable, the name of the licensor and licensee thereof and the terms of such license or other contract relating thereto. Except as set forth in Part 3.21(a) of the Disclosure Letter, each of the foregoing items of Intangible Property are owned free and clear of any and all Encumbrances and the Company has not received any notice to the effect that any other entity has any claim of ownership with respect thereto. Except as set forth in Part 3.21(a) of the Disclosure Letter, to the knowledge of the Sellers, the use of the Intangible Property, or any other intellectual property owned or licensed by another Person which is used by the Company in connection with the Business, does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, patent, trademark, trade name, service mark, brand mark, brand name, computer program, industrial design, copyright or any pending application therefor of any other person or entity. Except as set forth in Part 3.21(a) of the Disclosure Letter, no claims have been made, and the Company has not received any notice, nor does the Sellers have any knowledge of any reasonable basis for any claims, that any of the Intangible Property is invalid, conflicts with the asserted rights of other entities, or has been used or enforced (or has failed to be used or enforced) in a manner that would result in the abandonment, cancellation or unenforceability of any item of the Intangible Property. The term Intangible Property shall not include any intellectual property provided to the Company by a client of the Company which intellectual property is owned or licensed by such client and used by the Company in the Ordinary Course of Business pursuant to such client's request in the course of rendering services to such client (i.e. use of a client's tradename or trademark).

               (b) To the knowledge of the Sellers, the Company possesses all Intangible Property material to the Business, including, without limitation, all know-how, formulae and other proprietary and trade rights and trade secrets, necessary for the conduct of the Business as now conducted. Except as set forth in Part 3.21(b) of the Disclosure Letter, neither the Company nor YAR has taken or failed to take any action that would result in the forfeiture or relinquishment of any such Intangible Property used in the conduct of the Business as now conducted.

          3.22. Certain Payments. None of the Sellers or directors of the Sellers, or to the knowledge of the Sellers, any officer, agent, or employee of the Company or any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services
(i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Person affiliated with the Company, or (iv) in violation of any Legal Requirements, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

          3.23.  (Reserved).

          3.24. Disclosure. To the knowledge of the Sellers, no representation or warranty of the Sellers in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

          3.25.  Relationships with Related Persons.  Except as set forth in
Part 3.25 of the Disclosure Schedule, none of the Sellers, and to the knowledge of the Sellers, any other Related Person of the Company has any interest in any property (whether real, personal, or mixed and whether tangible or intangible) used in or pertaining to the Business. Except as set forth in Part 3.25 of the Disclosure Schedule, none of the Sellers, nor any other Related Person of the Company owns, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (i) had business dealings or a material financial interest in any transaction with the Company, or (ii) engaged in competition with the Company with respect to any line of products or services of the Company (other than the business currently conducted by YAR) (a "Competing Business") in any market presently served by such the Company except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Part 3.16 of the Disclosure Letter, none of the Sellers or, to the knowledge of the Sellers, any other Related Person of the Company is a party to any Contract with, or has any claim or right against, the Company. All money owed by the Company to Related Persons (other than for salary) are for bona fide debts.

          3.26. Client Relationships. Set forth in Part 3.26 of the Disclosure Letter is a true and complete list of the Company's top ten (10) client accounts for the period since November 1, 1997, measured by gross revenues (the "Major Customers"), and the key Company employees which manage the account, including the account manager and the creative team assigned to each such account. Except as set forth in Part 3.26 of the Disclosure Letter, in the period since November 1, 1997, no Major Customer has canceled or otherwise terminated, or, to the knowledge of the Sellers, threatened to cancel or otherwise terminate, its relationship with the Company, or reduced, or threatened to reduce, its business with the Company or conducted an audit of the Company. Except with respect to the AT&T Account, neither Leap nor the Company has received any written or oral notice and has no knowledge that any Major Customer intends to cancel, audit or otherwise modify its relationship with Company (and, after the Closing, the Buyer) on account of the Contemplated Transactions or otherwise.

          3.27. Suppliers. Set forth in Part 3.27 of the Disclosure Letter is an accurate and complete list of the top ten (10) Company's vendors (by dollar volume of sales) during the period since November 1, 1997. No vendor has canceled or otherwise terminated, modified or, to the Sellers' knowledge, threatened to cancel or otherwise terminate, or to modify, its relationship with the Business on account of the Contemplated Transactions or otherwise.

4. REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer hereby represents and warrants to the Sellers as follows:

          4.1. Organization and Good Standing. Buyer is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware.

          4.2.  Authority; No Conflict.

               (a) This Agreement constitutes, and at the Closing the Escrow Agreement will constitute, the legal, valid, and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting creditor's rights generally and by general equitable principles (whether considered in a proceeding at equity or at law) and implied covenants of good faith and fair dealing. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and Buyer's Closing Documents and to perform its obligations under this Agreement and Buyer's Closing Documents.

               (b) The execution and delivery of this Agreement and the Buyer's Closing Documents by Buyer and the consummation of the transactions contemplated hereby have been duly authorized by all required corporate action on behalf of Buyer.

          4.3. Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's knowledge, no such proceeding has been threatened.

5. ADDITIONAL AGREEMENTS

          5.1.  Noncompetition and Nondisclosure.

               (a) (i) Each of the Sellers acknowledges that (A) the Company is one of the limited number of Persons who are intimately familiar with the Business; (B) the Company has grown and developed the Business and (C) the Business is currently conducted throughout the world.

                    (ii) Accordingly, the Sellers jointly and severally covenant and agree that the Sellers will not compete with the Business, for a period of thirty-six (36) successive months following the Closing (the "Term"). As used herein, the term "Compete with the Business" shall mean to directly or indirectly: (A) (1) solicit any Person who is a customer of the Company (which customers will become customers of the Buyer upon the Closing) immediately preceding the Closing or during the three-month period preceding the Closing (which customers are set forth on Schedule 5.1(a)(ii)), for the purpose of marketing, selling or providing to any such customer any multicultural marketing or communications services, (2) provide to any such customer any multicultural marketing or communications services or (3) otherwise seek to influence or alter any such customer's multicultural marketing or communications services relationship with Buyer, (B) (1) solicit AT&T, any of AT&T's subsidiaries or successors, or any of Buyer's Key Corporate Accounts (which Key Corporate Accounts are set forth on Schedule 5.1(a)(ii)) for the purpose of marketing, selling or providing to any such Person any multicultural marketing or communications services, (2) provide to AT&T, any of AT&T's subsidiaries or successors, or any of Buyer's Key Corporate Accounts any multicultural marketing or communications services or (3) otherwise seek to influence or alter such Person's multicultural marketing or communications services relationship with the Buyer, (C) employ or engage, recruit or solicit for employment or engagement, any person who is employed by the Company immediately prior to the Closing and who becomes an employee of Buyer, or any subsidiary or affiliate of Buyer, in connection with the consummation of the transactions contemplated by this Agreement, during the Term or otherwise seek to influence or alter any such employee's relationship with Buyer or its affiliates, or (D) recruit or solicit for employment or engagement, any person who is or becomes employed or engaged by the Buyer or any of its affiliates during the Term or during the three-month period preceding the Term or otherwise seek to influence or alter any such employee's relationship with the Buyer or its affiliates.

                    (iii) The Sellers jointly and severally covenant and agree that Sellers will not, for a period of six (6) months from the Closing, provide multicultural marketing or communications services to any significant competitor of AT&T (or any significant competitor of AT&T's subsidiaries or successors) or to any of such competitor's subsidiaries or successors.

                    (iv) The Sellers jointly and severally covenant and agree to enforce, at Sellers' expense, all existing non-competition agreements (including the non-competition agreements arising as a result of this Agreement) with all senior executives of such Sellers or any of their subsidiaries; provided that such covenant not apply with respect to Yuri Radzievsky and Anna Radzievsky in the event that they are no longer employed by Leap or any affiliate thereof.

                     (v) The Sellers jointly and severally covenant and agree to provide in any agreement for sale or transfer or assignment and assumption of Sellers or any subsidiary of Sellers, or of any of the assets or business of Sellers or any of their subsidiaries, that any successor to such Seller or any of its subsidiaries or any transferee of any business of such Seller or of any such subsidiary shall be bound by the covenants contained in this Section 5.1 and Sellers covenant and agree that they shall enforce the covenants contained in this Section 5.1 at Sellers' expense; provided that such covenant not apply with respect to Yuri Radzievsky and Anna Radzievsky in the event that they are no longer employed by Leap or any affiliate thereof.

               (a) Each of the Sellers acknowledges that the foregoing restrictions placed upon it are necessary and reasonable in scope and duration to adequately protect the Buyer's interests, the goodwill of Buyer and the Business (including the goodwill purchased by Buyer hereunder), and are a material inducement to Buyer to execute, deliver and perform its obligations arising under or pursuant to the transactions contemplated by this Agreement or the Transaction Documents.

               (b) All memoranda, notes, lists, records and other documents or papers (and all copies thereof) relating to the Business, including such items stored in computer memories, or microfiche or by any other means, made or compiled by or on behalf of any of the Sellers, and copies of records made by or made available to any of the Sellers relating to the Business, are and shall be Buyer's property and shall be delivered to Buyer at Closing or upon Buyer's subsequent request. Notwithstanding the foregoing, Sellers may retain copies of such memoranda, notes, lists, records and other documents or papers as is reasonably necessary for Sellers to comply with their respective financial and tax reporting obligations.

               (c) Nothing in this Section 5.1 shall prevent Leap or YAR from conducting a multicultural marketing and communications business so long as they are not in breach of their respective obligations to Buyer pursuant to this
Section 5.1.

               (d) Rights and Remedies Upon Breach. Upon a breach, or threatened breach, of any of the provisions of Sections 5.1(a) (the "Restrictive Covenants"), Buyer shall have the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, without the necessity of posting a bond, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer. Buyer shall also have any other rights and remedies available to Buyer under law or in equity.

               (e) Severability of Covenants. The parties hereto acknowledge and agree that the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all other respects and are necessary for the protection of legitimate, protectible interests acquired by Buyer hereunder.

               (f) In the event that it is determined in an appropriate forum that Buyer has breached a material term or condition of this Agreement or any other agreement entered into with any of the Sellers contemporaneously with this transaction, then such Seller shall be permitted to seek any other relief that an arbitrator may deem necessary, just or proper.

          5.2. Allocation of Purchase Price. Within 30 days after the Closing, Leap and Buyer will, in good faith, agree to an allocation of the Purchase Price in accordance with Section 1060 of the Code. For this purpose, the parties hereto agree that the fair market value of, and the Purchase Price allocable to, the tangible personal property of the Company is equal to the book value of such property net of depreciation as reflected on the Balance Sheet, appropriately adjusted to reflect changes since the Balance Sheet Date. Notwithstanding the foregoing, the parties hereto agree that $750,000 of the Purchase Price shall be allocated to the Noncompetition Agreement entered into by Leap pursuant to
Section 5.1 hereof. The parties further agree that the Purchase Price will be allocated first to the current assets and the tangible assets to the extent of the aggregate value thereof, and thereafter to goodwill, the Restrictive Covenants or other intangible assets. The Company and Buyer will report the allocation of the Purchase Price in a manner entirely consistent with such agreement in all tax returns and forms (including without limitation, Form 8594 filed with Buyer's and the Company's respective federal income tax returns for the taxable year that includes the Closing Date) and in the course of any tax audit, tax review or tax litigation relating thereto. The Company and Buyer shall cooperate with each other to prepare the Forms 8594 in the manner required by this Section 5.2. The Company and Buyer shall each deliver to the other a copy of the Form 8594 it files with its respective federal income tax return.

          5.3. Change of Names. At the Closing, or as soon as practicable thereafter, Leap and the Company covenant and agree to take all steps as Buyer shall request to change the corporate name of the Company and the names of any entities owned or controlled by any Seller that include "One World Communications", "Kang & Lee" or any variants thereof, as a part of such name. Leap and the Company covenant and agree promptly thereafter to file all documents necessary to effect such change of name with the appropriate Persons and Governmental Bodies.

          5.4. Agreements Regarding Employees After Closing. Buyer shall offer employment to the employees of the Business whose names appear on Schedule 5.4 hereto, effective as of the Closing Date, on such terms and conditions as shall be determined by Buyer in its sole discretion. In the event any employee of the Business fails to accept the employment offered by Buyer, all liabilities associated with the termination of any such employee's employment with the Sellers (including, without limitation, severance benefits) shall be borne by the Company, YAR or Leap, as appropriate, and shall not be assumed by Buyer. Notwithstanding anything to the contrary contained herein, in no event will the terms of this Section 5.4 (i) deem any employee of the Sellers to be a third party beneficiary hereunder, (ii) create an employment contract between Buyer and/or any of its affiliates and any employees any of the Sellers (including the employees whose names appear on Exhibit 5.4 hereto) or (iii) require or obligate Buyer to keep any person in its employ for any period of time under any specific terms.

          5.5. Transfer Tax Compliance. The Company and Buyer shall comply with Section 14.15 of the New York State Tax Law relating to the New York State Real Property Transfer Tax and Chapter 21, Title 11 of the Administrative Code of the City of New York relating the New York City Real Property Transfer Tax and any similar taxes of other applicable jurisdictions (all such taxes collectively, the "Transfer Taxes"). For such purposes, the Company and the Buyer agree that the leasehold interests of the Company have no value and that no portion of the Purchase Price is allocable thereto. At the Closing, the Company shall deliver and cause to be filed all returns required to be filed in connection with the Transfer Taxes. The Transfer Taxes and the costs and expenses incurred by Buyer, or the Sellers as a result of a dispute with any Governmental Body in connection with the Transfer Taxes, shall be the sole responsibility of the Sellers.

          5.6. Sales Tax Liability. Buyer and the Company shall use their reasonable best efforts to obtain all necessary sales tax exemptions and take all such other action as may be necessary or advisable to cause the transfer of the Purchased Assets to Buyer not to be subject to sales tax. To the extent that, despite all such actions, the transfer of any Purchased Assets to the Buyer gives rise to sales tax liability or other transfer, purchase or recordation documentary tax and fees (collectively, "Sales Taxes"), the Buyer shall promptly pay such Sales Taxes to the appropriate tax authorities and any costs and expenses incurred by Buyer, or any of the Sellers as a result of a dispute with any Governmental Body in connection with the Sales Taxes, shall be the sole responsibility of Buyer.

          5.7. Successor Employer. Buyer agrees that it shall elect treatment as a "successor employer" for withholding tax purposes with respect to the 1998 calendar year.

          5.8. Non-Solicitation. The parties agree that the provisions of paragraph 11 of the Letter of Intent shall remain in force until the Closing Date.

6. INDEMNIFICATION; REMEDIES

          6.1.  Survival.

               (a) The representations and warranties in this Agreement and any other certificate or document delivered pursuant to this Agreement will survive the Closing until the one year anniversary of the Closing Date (the "Sunset Period"), except that (a) the representations and warranties in Sections 3.10,
3.12 and 3.24 will survive until all applicable statutes of limitation (including extensions of such statutes) have elapsed, and (b) the representations and warranties in Section 3.5 concerning title to the Purchased Assets shall survive indefinitely. Notwithstanding the foregoing, a representation and warranty shall continue in effect in the event a claim for breach thereof has been made prior to the expiration of the Sunset Period and shall survive until such claim is fully resolved. The right to indemnification, reimbursement, or other remedy based on such representations and warranties will not be affected by any investigation conducted by Buyer.

               (b) Notwithstanding anything to the contrary set forth in this Agreement but subject to the terms set forth in Section 6.1(d), none of the Sellers shall be liable hereunder to a Buyer Indemnified Party as a result of any misrepresentation or Breach of any representation or warranty contained in this Agreement unless, and not until, the aggregate amount of all Losses incurred by all Buyer Indemnified Parties (in the aggregate) as a result of any such misrepresentations or Breaches under this Agreement exceeds $100,000 (the "Basket Threshold"); in which case the Sellers shall only be liable for Losses in excess of $100,000.

               (c) Notwithstanding anything to the contrary set forth in this Agreement, but subject to the terms set forth in Section 6.1(d), following the Closing, the aggregate liability of the Sellers to the Buyer Indemnified Parties for breaches of the representations or warranties set forth herein shall not exceed, in the aggregate, $7,800,000 less any reduction provided for in Section
1.4 (the "Cap").

               (d) Each of the limitations set forth in subparagraphs (a), (b) and (c) above (including, without limitation, the Sunset Period, the Cap and the Basket Threshold) shall in no event apply to any Losses incurred by a Buyer Indemnified Party which relate, directly or indirectly, to (i) any fraudulent acts committed by any of the Sellers (including, without limitation, fraud in connection with the Contemplated Transactions and any fraudulent acts by any officer, director, employee, agent or shareholder of any of the Sellers), (ii) any breach or misrepresentations of the representations and warranties contained in Sections 3.10, 3.24 and Section 3.5 concerning title to the Purchased Assets,
(iii) an indemnification obligation under Sections 6.2(b) or 6.2(d), (iv) any obligation of any of the Sellers (including any indemnification obligations) (whenever arising) which arise as a result of services performed under, out of, in connection with or pursuant to, the AT&T Account, for any period or time prior to the Closing, or (v) the Sellers' obligations set forth in Section 9.1 below to pay for their own expenses in connection with the Contemplated Transactions.

          6.2. Indemnification of Buyer. From and after the Closing, the Sellers jointly and severally, on behalf of themselves and any of their respective successors and assigns, hereby agree to indemnify Buyer and their subsidiaries, affiliates, shareholders, directors, partners, officers, employees, agents, representatives and successors, permitted assigns of Buyer and their respective affiliates (the "Buyer Indemnified Parties") and save and hold them harmless from and against and pay on behalf of or reimburse the Buyer Indemnified Parties as and when incurred for any and all liabilities, demands, claims, actions, causes of action, assessments, losses, costs, damages, deficiencies, taxes, fines or expenses (whether or not arising out of third party claims), including, without limitation, interest, penalties, reasonable attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, "Losses"), which any Buyer Indemnified Party may suffer, sustain or become subject to, in connection with, incident to, resulting from or arising out of or in any way relating to or by virtue of:

               (a) any misrepresentation or breach of a representation or warranty made herein by any of the Sellers;

               (b) any nonfulfillment or breach of any covenant or agreement on the part of any of the Sellers under this Agreement (including the Escrow Agreement);

               (c) any action, demand, proceeding, investigation, audit or claim by any third party (including any Governmental Body) against or affecting any Buyer Indemnified Party which, if successful, would give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations, warranties, agreements or covenants of any of the Sellers set forth in this Agreement; or

               (d) any liability or obligation or any assertion against a Buyer Indemnified Party, arising out of or relating, directly or indirectly, to any Excluded Liability.

The rights of the Buyer Indemnified Parties to indemnification under part (b) or
(d) of this Section 6.2 shall apply notwithstanding that the matter in question may be the subject of, excluded from or beyond the scope of any representation or warranty of the Sellers in this Agreement.

          6.3. Indemnification of the Sellers. Buyer on behalf of itself and its successors and assigns, hereby agrees to indemnify the Sellers and their respective directors, partners, officers, employees, agents, representatives, successors and permitted assigns of the Company and its respective affiliates (the "Company Indemnified Parties") and save and hold each of them harmless from and against and pay on behalf of or reimburse the Company Indemnified Party as and when incurred for any and all Losses which a Company Indemnified Party may suffer, sustain or became subject to, in connection with, incident to resulting from or arising out of or in any way relating to or by virtue of:

               (a) any misrepresentation or breach of a representation or warranty made herein by Buyer;

               (b) any non-fulfillment or breach of any covenant or agreement on the part of Buyer under this Agreement (including the Escrow Agreement);

               (c) any action, demand, proceeding, investigation or claim by any third party (including governmental agencies) against or affecting a Company Indemnified Party which, if successful, would give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations, warranties, agreements or covenants of Buyer set forth in this Agreement; or

               (d) any liability or obligation or any assertion against a Company Indemnified Party arising out of Buyer's failure to pay, satisfy or discharge the Assumed Liabilities.

Notwithstanding anything to the contrary contained in this Agreement or in any other document, certificate, agreement or otherwise, in the event an indemnification obligation of any of the Sellers arises pursuant to this Agreement, which is final and non-appealable, the Buyer's obligations to indemnify a Company Indemnified Party hereunder (whether pursuant to subparagraph (d) above or any other provision of this Section 6.3) shall not be applicable and be deemed null and void with respect to such matters but only to the extent that Buyer's obligation does not exceed the Sellers' indemnification obligation hereunder.

The rights of the Company Indemnified Parties to indemnification under part (b) or (d) of this Section 6.3 shall apply notwithstanding that the matter in question may be the subject of, excluded from or beyond the scope of any representation or warranty of the Buyer in this Agreement.

          6.4. Indemnification Procedure for Third Party Claims. In the event that subsequent to the Closing any person or entity entitled to indemnification under this Agreement (an "Indemnified Party") asserts a claim for indemnification or receives notice of the assertion of any claim or of the commencement of any action or proceeding by any entity who is not a party to this Agreement or an affiliate of a party to this Agreement (including, but not limited to any domestic or foreign court or Governmental Body, federal, state or local) (a "Third Party Claim") against such Indemnified Party, against which a party to this Agreement is required to provide indemnification under this Agreement (an "Indemnifying Party"), the Indemnified Party shall give written notice together with a statement of any available information (other than privileged information) regarding such claim to the Indemnifying Party within thirty (30) business days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim). The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the "Defense Notice") within fifteen days (15) after receipt from the Indemnified Party of notice of such claim, which notice by the Indemnifying Party shall specify the counsel it will appoint to defend such claim ("Defense Counsel"), to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld or delayed, and in the event the Indemnifying Party and the Indemnified Party cannot agree upon such counsel within ten (10) days after the Defense Notice is provided, then the Indemnifying Party shall propose an alternate Defense Counsel, which shall be subject again to the Indemnified Party's approval which approval shall not be unreasonably withheld or delayed. If the parties still fail to agree on the Defense Counsel, then, at such time, they shall mutually agree in good faith on a procedure to determine the Defense Counsel.

               (a) In the event that the Indemnifying Party shall fail to give the Defense Notice within said 15 day period, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct the defense in good faith and to compromise and settle the claim in good faith without prior consent of the Indemnifying Party and the Indemnifying Party will be liable for all reasonable costs, expenses, settlement amounts or other Losses paid or incurred in connection therewith.

               (b) In the event that the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of the subject claim, the Indemnifying Party shall be entitled to have the exclusive control over said defense settlement of the subject claim and the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing. In such an event, the Indemnifying Party will not settle the subject claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed.

               (c) Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such claim, if pursuant to or as a result of such settlement or cessation, (i) injunctive relief or specific performance would be imposed against the Indemnified Party, or (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.

               (d) If an Indemnified Party refuses to consent to a bona fide offer of settlement which provides for a full release of the Buyer and its affiliates and solely for a monetary payment which the Indemnifying Party wishes to accept, the Indemnified Party may continue to pursue such matter, free of any participation by the Indemnifying Party, at the sole expense of the Indemnified Party. In such event, the obligation of the Indemnifying Party shall be limited to the amount of the offer of settlement which the Indemnified Party refused to accept plus the costs and expenses of the Indemnified Party incurred prior to the date the Indemnifying Party notified the Indemnified Party of the offer of settlement.

               (e) Notwithstanding paragraph (b) above, the Indemnifying Party shall not be entitled to control, but may participate in, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, (ii) to the extent such claim involves criminal allegations against the Indemnified Party, (iii) that if unsuccessful, would set a precedent that would materially interfere with, or have a material adverse effect on, the business or financial condition of the Indemnified Party, or (iv) to the extent such claim imposes liability on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder (including, without limitation, a liability which may exceed the Cap). In such an event, the Indemnifying Party will still have all of its obligations hereunder provided that the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld.

               (f) Any final judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder.

               (g) A failure by an Indemnified Party to give timely, complete or accurate notice as provided in this Section 6.4 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure to give timely notice.

          6.5. Escrowed Amount; Right of Set-Off. In the event an indemnification obligation of the Sellers arises under Section 6.2 above and such indemnification obligation is not paid, in full, on demand, Buyer, on a non-exclusive basis, shall be entitled to (i) first, remove such amounts owed from escrow, pursuant to the Escrow Agreement, and (ii) second, set-off, on a dollar for dollar basis, any amounts then owed by Buyer to any of the Sellers. In the event (A) the Buyer exercises the right of set-off pursuant to (ii) above and (B) an arbitrator issues a final, non-appealable order that Buyer inappropriately exercised such right due to the failure of an indemnification obligation to exist in connection with the exercise of such set-off right, Buyer agrees to pay to the Company (x) the amount previously set off by Buyer pursuant to (ii) above, and (y) interest on the amount set off, calculated at the Buyer's then existing annual borrowing rate, for the period beginning on the date of such set-off through and including the date of such payment.

          6.6. Sole Remedy. The liability of each of the parties hereto with respect to any matter set forth in Sections 6.2 or 6.3, as the case may be, shall be limited by the terms and to the extent set forth in this Article VI, and no party will have any claim, right or remedy under this Agreement following the Closing except for indemnification as provided in this Article VI; provided, however this Section 6.6 shall in no event apply to any equitable remedies available to any party or liabilities related to any fraudulent claims.

          6.7. Treatment. Any indemnity payments by an Indemnifying Party to an Indemnified Party under this Article VI shall be treated by the parties as an adjustment to the Purchase Price.


7. CLOSING CONDITIONS

          7.1. Conditions to Each Party's Obligations. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

               (a) There shall be no action, arbitration, suit or proceeding pending or threatened by or on behalf of any Governmental Entity seeking to enjoin or otherwise challenging the legality of the transactions contemplated by this Agreement, and there shall not be any order, decree or injunction restraining or prohibiting consummation of any of such transactions.

          7.2. Conditions to the Obligations of Sellers. The obligations of Sellers to effect the Contemplated Transactions shall be further subject to the fulfillment at or prior to the Closing Date of the following conditions, any one or more of which may be waived by Sellers:

               (a) Buyer shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing Date and the representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except as otherwise contemplated by this Agreement) and the Seller shall have received certificates to that effect signed by two executive officers of Buyer;

               (b) The Company shall have received from Buyer the Buyer's Closing Documents.

          7.3. Conditions to the Obligations of Buyer. The obligations of Buyer to effect the Contemplated Transactions shall be further subject to the fulfillment at or prior to the Closing Date of the following conditions, any one or more of which may be waived by Buyer:

               (a) Each of the Sellers shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing Date and the representations and warranties of Sellers set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except as otherwise contemplated by this Agreement), and Buyer shall have received certificates from each of the Sellers to that effect signed on behalf of such Seller by two executive officers of the Seller.

               (b) The Company shall have obtained (i) all material permits, authorizations, consents or approvals of any Governmental Entity required for the effective transfer to Buyer of the Purchased Assets and the rights and privileges relating thereto, (ii) all material consents or waivers from other parties to licenses, franchises, permits, indentures, agreements and other instruments that are required for the lawful consummation of the Contemplated Transactions or are necessary in order for Buyer to conduct the Business, substantially in the same manner as heretofore conducted.

               (c) Buyer shall have obtained all material licenses, franchises, permits, registrations, authorizations, consents or approvals of any Governmental Entity that are necessary in order for Buyer to conduct the Business, substantially in the same manner as heretofore conducted.

               (d) The Sellers shall have delivered or caused to be delivered to Buyer the Seller Closing Documents.

               (e) (Reserved.)

               (f) Buyer and Eliot Kang shall have entered into a mutually satisfactory employment agreement, to become effective upon consummation of the Contemplated Transactions.

          7.4. Certificates. Each of the parties hereto shall furnish to the other party such certificates of such party's officers or others and such other documents to evidence fulfillment of the conditions set forth in this Article VII as the other party may reasonably request.

8. DEFINITIONS.

          8.1. Definitions. For purposes of this Agreement, the following terms have the meanings specified:

          "Applicable Contract" -- any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by the Company is or may become bound.

          "AT&T" -- AT&T Corp.

          "AT&T Account" - collectively, (a) Advertising Agreement AD931000LD, dated April 19, 1993, including Amendments No. 1- 6 thereto, between AT&T Communications, Inc. Consumer Communications Services, Multi-Cultural Marketing Communications, and YAR Communications, Inc., (b) Form of Advertising Agreement No. LQ6248D, between AT&T Corp and YAR Communications Inc., a division of One World Communications, Inc., (c) Form of Advertising Agreement LQ6247D, between AT&T Corp. and Kang & Lee Advertising, Inc., a division of One World Communications, Inc., and any amendments thereto; and (d) any other multicultural marketing and communications services performed by Leap, the Company or YAR for or on behalf of AT&T.

          "Best Efforts" -- the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

          "Breach" -- a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

          "Buyer's Key Corporate Accounts" -- the corporate clients of Buyer as of the Closing Date as set forth in Exhibit 8.1 of this Agreement.

          "Closing Date" -- the date and time as of which the Closing actually takes place.

          "Code" -- the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

          "Consent" -- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

          "Contemplated Transactions" -- all of the transactions contemplated by this Agreement, including:

                    (i)   the Closing hereunder;

                    (ii) the sale of the Purchased Assets by the Company to Buyer and the assumption, by Buyer, of the Assumed Liabilities;

                    (iii) the execution, delivery, and performance of the Company's Closing Documents and Buyer's Closing Documents; and

                    (iv) the performance by Buyer and the Company of their respective covenants and obligations under this Agreement.

          "Contract" -- any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

          "Disclosure Letter" -- the disclosure letter delivered by the Company to Buyer concurrently with the execution and delivery of this Agreement.

          "Encumbrance" -- any claim, lien, pledge, charge, security interest, equitable interest, option, right of first refusal or preemptive right, condition, or other restriction of any kind, including any restriction on use, voting (in the case of any security), transfer, receipt of income, or exercise of any other attribute of ownership.

          "ERISA" -- the Employee Retirement Income Security Act of 1974, as amended, or any successor law.

          "Facilities" -- any real property, leaseholds, or other interests currently or formerly owned or operated by the Company (or any predecessor Person) and any buildings, plants, or structures currently or formerly owned, leased, or operated by the Company (or any predecessor Person).

          "GAAP" -- generally accepted United States accounting principles, consistently applied from year to year.

          "Governmental Authorization" -- any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

          "Governmental Body" -- any:

                    (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

                    (ii) federal, state, local, municipal, foreign, or other government;

                    (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or other entity and any court or other tribunal);

                    (iv)  multi-national organization or body; or

                    (v) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

          "IRS" -- the United States Internal Revenue Service.

          "Kang & Lee Asset Purchase Agreement" -- the Asset Purchase Agreement, dated as of November 1, 1997, by and among The Leap Group, Inc., One World Communications, Inc., Kang & Lee Advertising, Inc., K&L West Advertising, Inc. and Eliot Kang, as it may be amended or supplemented, together with any related agreements.

          "Knowledge" -- where any representation and warranty contained in this Agreement is expressly qualified by reference to the best knowledge, information and belief of the Sellers, such term shall be limited to the knowledge of Leap, the Company or YAR, or their respective executive officers or such knowledge that would have been discovered by such individuals after reasonable due inquiry of Persons known to the Leap, the Company or YAR, or their respective executive officers who may reasonably have knowledge of such matters.

          "Legal Requirement" -- any federal, state, local, municipal, foreign, or other constitution, ordinance, regulation, code, statute, treaty, or other law adopted, enacted, implemented, or promulgated by or under the authority of any Governmental Body or by the eligible voters of any jurisdiction, and any agreement, approval, consent, injunction, judgment, license, order, or permit by or with any Governmental Body or to which the Company is a party or by which the Company is bound.

          "Letter of Intent" -- the Letter of Intent, dated as of July 28, 1998, among Young & Rubicam Inc., The Leap Group, Inc., One World Communications, Inc. and YAR Communications, Inc.

          "Order" -- any award, injunction, judgment, order, ruling, subpoena, or verdict or other decision entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

          "Ordinary Course of Business" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

                    (i) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

                    (ii) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and

                    (iii) such action is similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

          "Organizational Documents" -- (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (iii) any amendment to any of the foregoing.

          "Person" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity or Governmental Body.

          "Proceeding" -- any suit, litigation, arbitration, hearing, audit, investigation, or other action (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

          "Related Person" -- with respect to a particular individual:

                    (i)  each other member of such individual's Family; and

                    (ii) any Person that is directly or indirectly controlled by any one or more members of such individual's Family.

With respect to a specified Person other than an individual:

                    (i) any Person that, directly or indirectly, controls, is controlled by, or is under common control with such specified Person; and

                    (ii) each Person that serves as a director, executive officer, general partner, executor, or trustee of such specified Person (or in a similar capacity);

For purposes of this definition, the "Family" of an individual includes (i) such individual, (ii) the individual's spouse and former spouses, (iii) any lineal ancestor or lineal descendant of the individual, or (iv) a trust for the benefit of the foregoing. A Person will be deemed to control another Person, for purposes of this definition, if the first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management policies of the second Person, (x) through the ownership of voting securities, (y) through common directors, trustees or officers, or (z) by contract or otherwise.

          "Representative" -- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

          "Securities Act" -- the Securities Act of 1933, 15 U.S.C. 77a et seq., as amended, or any successor law.

          "Threatened" -- a claim, proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exists, that would lead a prudent Person to conclude that such a claim, proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

          "WARN" -- the Federal Worker Adjustment and Retraining Act.

9.  GENERAL PROVISIONS

          9.1. Expenses. The Sellers, on the one hand, and Buyer, on the other, will each bear their own expenses (legal, accounting, broker or other expenses) which may be incurred in connection with the Contemplated Transactions.

          9.2. Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered by hand; (b) when sent by facsimile, provided that a copy is mailed by U.S. certified mail, return receipt requested;
(c) three days after sent by Certified U.S. Mail, return receipt requested; or
(d) one day after deposit with a nationally recognized overnight delivery service, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):


Leap, the Company or YAR:                                   with a copy to:

The Leap Group, Inc.                          Katten Muchin & Zavis
22 West Hubbard                               525 West Monroe Street, Suite 1600
Chicago, Illinois 60661-3693                  Chicago, Illinois 60610
Attention:  Secretary                         Attention: Margee Elias
Facsimile (312) 494-0119                      Facsimile (312) 902-1061

Buyer:                                        with a copy to:

Young & Rubicam Inc.                          Cleary, Gottlieb, Steen & Hamilton
285 Madison Avenue                            One Liberty Plaza
New York, New York  10017                     New York, New York  10006
Attention:  General Counsel                   Attention: Victor I. Lewkow
Facsimile: (212) 210-5454                     Facsimile: (212) 225-3999

          9.3. Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things including payment of funds due hereunder, all as the other party may reasonably request for the purpose of carrying out the intent of the Contemplated Transactions.

          9.4. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

          9.5. Entire Agreement and Modification. This Agreement supersedes all prior oral or written agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement or required to effect the Contemplated Transactions) as a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

          9.6. Assignments, Successors, and No Third-Party Rights. None of the parties may assign any of its rights under this Agreement without the prior consent of the other parties except that Buyer may assign any of its rights under this Agreement to any direct or indirect wholly-owned subsidiary provided such assignment does not materially change the risks of this Agreement. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

          9.7. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

          9.8. Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Sections" refer to the corresponding Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms. In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

          9.9. Governing Law. This Agreement will be governed by and construed under the laws of the State of New York without regard to conflicts of laws principles.

          9.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

          9.11. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

          9.12.  Alternative Dispute Resolution.

               (a) In the event that any dispute shall arise among the parties hereto as to any matter or thing covered hereby or as to the meaning of this Agreement, or to any state of facts which may arise, same shall be settled by the agreement of the parties, or if they are unable to agree, same shall be settled, upon written demand of any party hereto, by arbitration in the City of New York, New York before a single arbitrator, selection of the arbitrator and the conduct of the arbitration to be in accordance with the Commercial Rules for Arbitration of the American Arbitration Association. Any award or decision rendered shall be made by means of a written opinion explaining the arbitrator's reasons for the award or decision, and the award or decision shall be final and binding upon the parties hereto. The arbitrator may not amend or vary any provision of this Agreement. Judgment upon the award or decision rendered by the arbitrator may be entered in any court of competent jurisdiction. Whenever the arbitrator determines that a defaulting party has acted in bad faith in violation of their Duty of Fair Dealing, reasonable attorney's fees shall be awarded to the non- defaulting party in addition to any other damages or relief that the arbitrator may deem just and proper.

               (b) Refusal of one party to arbitrate shall entitle any other party hereto to specifically enforce this Agreement in a court of competent jurisdiction, and as a result of said refusal to arbitrate, the remaining parties shall be entitled to receive costs, reasonable attorney's fees and their share of the arbitration fee, if any, on a pro-rata basis. Arbitration by the parties shall take place at a time and place as may be agreed upon, but if no agreement shall be reached, then at the offices of the Company's then regular attorneys at a time selected by the arbitrator.

               (c) If the arbitrator determines, in his or her absolute discretion, that any party has (i) been in default hereof, (ii) instituted the arbitration proceeding without reasonable cause, or (iii) has taken an action or failed to take an action without reasonable cause which warranted the institution of the arbitration proceeding (each such party "a Defaulting Party"), as the case may be, they shall have the right to award to the party or parties injured by such unreasonable conduct an amount equal to the reasonable attorney's fees and costs incurred by such injured party in such proceedings, together with the actual cost of such arbitration proceeding itself.

               (d) If the Defaulting Party does not pay to the other party the Arbitration Award within ten (10) days of written demand therefor, and the other party shall institute suit in a court of competent jurisdiction to enforce said decision, the Defaulting Party shall pay to the other party the reasonable attorney's fees and court costs incurred in such action. Nothing in this Section
9.12 is intended to preclude any party hereto from seeking, in an action in a court of competent jurisdiction, (i) specific performance of an obligation to him of any other party hereto, or (ii) enforcement of his rights hereunder after the entry of an Arbitration Award.

          9.13. Publicity. The parties will consult with each other before issuing any press release or otherwise making any public statement with respect to the Contemplated Transactions and shall not issue any such press release or make any such public statement prior to such consultations, except as may be required by applicable law.

          9.14. Termination. This Agreement may be terminated, and the Contemplated Transactions abandoned, prior to the Closing as follows:

               (a) by written consent of the parties;

               (b) at the election of either Buyer or Sellers, if the Closing Date shall not have occurred on or before October 31, 1998, provided that no party shall be entitled to terminate this Agreement pursuant to this Section 9.14(b) if such party's failure to fulfill any obligation under this Agreement has been the primary cause of, or has resulted in, the failure of the Closing to occur on or before such date;

               (c) by either Buyer or Sellers if the party desiring to terminate is not in material breach of the Agreement and there has been a breach by the other party of any representation or warranty contained in the Agreement which would have, in the event of a breach by any Seller, a material adverse effect on Buyer or, in the event of a breach by Buyer, a material adverse effect on Sellers.

               In the event that this Agreement shall be terminated pursuant to this Section 9.14, all obligations of the parties hereto under this Agreement shall terminate, and there shall be no liability of any party hereto to any other party except that nothing herein will relieve any party from liability for any breach of this Agreement.

          IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first written above.



                                       THE LEAP GROUP, INC.


                                       By:  /s/  Frederick Smith
                                           ------------------------------------



                                       ONE WORLD COMMUNICATIONS, INC.


                                       By:   /s/  Frederick Smith
                                           ------------------------------------



                                       YAR COMMUNICATIONS, INC.


                                       By:    /s/  Frederick Smith
                                           ------------------------------------


                                       YOUNG & RUBICAM INC.


                                       By:    /s/  S. M. Blondy
                                           ------------------------------------